EXHIBIT 99.1

                     CYTOMEDIX, INC. NAMES DR. KSHITIJ MOHAN
                           NEW CHIEF EXECUTIVE OFFICER

         --Background Includes Senior Positions at The White House, FDA
                        and within Healthcare Industry --

         LITTLE ROCK, Arkansas - April 20, 2004 - Cytomedix, Inc. (OTCBB:CYME) today announced the appointment of Kshitij Mohan, Ph.D. as its new chief executive officer, filling a position that has been vacant since December, 2003.

         "The appointment of Dr. Mohan represents yet another milestone in the company's evolution at a pivotal and exciting juncture in the company's history. Dr. Mohan's extensive scientific and regulatory background will be invaluable as Cytomedix continues its corporate mission to offer patients an innovative and highly effective therapy for a variety of chronic wounds, as well as in developing our future pipeline of therapeutics. His experience within the regulatory environment will be immediately felt in the oversight and direction of our clinical trial and reimbursement initiatives, as well as our technology licensing strategies. We are gratified and honored that Dr. Moran has agreed to serve as our new chief executive officer and look forward to benefiting from his leadership and knowledge," said Robert Burkett, chairman of Cytomedix.

         Commenting on his appointment, Dr. Mohan said, "The treatment of chronic wounds is a significant medical problem and frustrating for healthcare providers who have had limited options available to them. Cytomedix's AutoloGel(TM) System offers patients, healthcare providers and insurers an innovative and cost-effective therapy for the treatment of chronic wounds. I look forward to working with Cytomedix's team of professionals to make our treatment available to the broadest possible audience to help alleviate these afflictions."

         Dr. Mohan most recently served as chief executive officer of International Remote Imaging Systems Inc., the predecessor company to Iris International (NasdaqNM: IRIS). During Dr. Mohan's tenure at Iris, the company introduced a new product domestically and in multiple countries, substantially benefiting the company's profitability. Previously, Dr. Mohan was the chief regulatory and technology strategist of King & Spalding, based in the law firm's Washington, D.C. office - providing a variety of support to medical device, biologics and pharmaceutical companies, including product development and FDA approval strategies and clinical trials.

         Prior to his position with King & Spalding, Dr. Mohan served as senior vice president and chief technology officer of Boston Scientific Corporation (NYSE: BSX) -- where he was responsible for a variety of activities and strategic initiatives, including research, development, clinical affairs, regulatory affairs, government affairs and projects such as drug coated stents and intra vascular ultrasound imaging.

         Earlier he served as corporate vice president of Baxter International (NYSE: BAX), responsible for all corporate research and technical services -- including centers in the United States and Europe, select technology ventures and technology strategy development. He was also the founder and leader of the Baxter Technical Council and also served on the Baxter Operating Management Team.

         Prior to joining Baxter, Dr. Mohan served in various capacities within the U.S. Food and Drug Administration, including heading up science and technology programs and the office of product evaluation and approval of medical devices. Under his leadership backlogs in all categories of medical device applications were cleared and decisions were made within statutory time frames. He received numerous awards and recognition for his accomplishments. Many of the policies established by Dr. Mohan were later codified into revisions of the medical device laws.

         Between 1979 and 1983, Dr. Mohan served in the White House Office of Management and Budget, with responsibilities for national R&D policies, programs of the National Science Foundation and NASA's Aeronautical and Space Research and Technology programs. During this time, he also served on two White House task forces and led an inter-agency study of the U.S. Antarctic program. Before 1979, Dr. Mohan was a researcher at the FDA and the National Institute for Standards and Technology in the fields of Applied Optics and Superconductivity.

         He has published widely in the fields of health policies, regulations, R&D policies and Applied Physics. He has lectured and consulted extensively in the U.S, Britain, Spain, Brazil, the Philippines, Japan, Australia and the People's Republic of China. He is the recipient of numerous awards from Baxter, the White House and U.S. Government agencies and civic groups - including the FDA's highest award, the Award of Merit, on two occasions.

         His career includes serving on numerous boards, including AdvaMed, KeraVision, Inc., the National Academy of Sciences Roundtable on Drugs, Devices and Biologics, the Baxter Japan Board, the Corporate Advisory Boards of the Schools of Engineering at Dartmouth College and the University of California at Riverside, an Advisory Committee of the Battelle Foundation, the Review Board of the President Truman Foundation, the Regulatory Affairs Professional Society, and various Editorial Boards.

         Dr. Mohan earned a Ph.D. degree in Physics from Georgetown University, a M.S. degree in Physics from the University of Colorado, Boulder and a B.Sc, First Class Honors, Patna University, Patna, India.

About Cytomedix

         Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The current product offering is AutoloGel(TM), an autologous platelet gel composed of multiple growth factors and fibrin matrix, which is used to treat chronic wounds. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

Forward Looking Statements

         Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.


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